                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                            -------------------------

                                    FORM 8-K

                            -------------------------

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 2, 2002




                          MAGNUM HUNTER RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)




             Nevada                      001-12508              87-0962881
 (State or other jurisdiction of        (Commission          (I.R.S. Employer
  incorporation or organization)        File Number)        Identification No.)




       600 East Las Colinas Blvd.
               Suite 1200                                         75039
              Irving, Texas                                     (Zip Code)
 (Address of principal executive offices)



       Registrant's Telephone Number, including area code: (972) 401-0752



                                 Not applicable
   (Former name, former address and former fiscal year, if changed since last report)

Item 5.  Other Events.

         Magnum Hunter Resources, Inc. ("Magnum Hunter") is filing certain financial statements of Prize Energy Corp. ("Prize") in contemplation of registering its 9.60% Senior Notes due 2012. On March 15, 2002, Prize merged with and into Pintail Energy, Inc., a wholly-owned subsidiary of Magnum Hunter. The acquisition of Prize, by Magnum Hunter, was accounted for under the purchase method. The historical financial statements of Prize being filed, as listed in the accompanying index on page F-1, present the consolidated balance sheets of Prize Energy Corp. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2001 and the period from inception (January 15, 1999) to December 31, 1999, which information is required because some of Magnum Hunter's subsidiaries, including, without limitation, Prize, have guaranteed Magnum Hunter's 9.60% Senior Notes due 2012, and such financial statements are required to be filed by entities which have subsidiaries guaranteeing such debt obligations.

Item 7.  Financial Statements and Exhibits.

(c)      See Financial Statements attached hereto beginning on page F-1.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             MAGNUM HUNTER RESOURCES, INC.




                             By: /s/ Gary C. Evans
                                 ---------------------------------------------
                                 Gary C. Evans,
                                 President, Chairman & Chief Executive Officer

Date: July 2, 2002

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Magnum Hunter Resources, Inc.


We have audited the consolidated balance sheet of Prize Energy Corp. as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prize Energy Corp. as of December 31, 2001 and the results of their operations and their cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 7, 2002

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Prize Energy Corp.:

       We have audited the accompanying consolidated balance sheet of Prize Energy Corp. as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000 and for the period from inception (January 15, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prize Energy Corp. at December 31, 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2000 and for the period from inception (January 15, 1999) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                        ERNST & YOUNG LLP

Fort Worth, Texas
February 16, 2001

                               PRIZE ENERGY CORP.
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except for share amounts)

                                                                                          December 31,    December 31,
                                                                                              2001            2000
                                                                                          ------------    ------------
ASSETS
   Current assets:
       Cash and cash equivalents                                                          $      4,436    $        820
       Accounts receivable - Oil & Gas                                                          17,310          29,710
       Accounts receivable - Trade, net of allowance for doubtful accounts
         of $952 and $251, respectively                                                          3,331           4,942
       Derivative assets, current                                                               28,342               -
       Prepaid income taxes                                                                      4,836           5,153
       Other                                                                                     1,992           3,078
                                                                                          ------------    ------------

   Total current assets                                                                         60,247          43,703
                                                                                          ------------    ------------
   Properties and equipment at cost:
       Oil and gas properties using the successful efforts method of accounting                468,665         349,971
       Other                                                                                     3,786           2,978
                                                                                          ------------    ------------
                                                                                               472,451         352,949
       Less accumulated depreciation and depletion                                             (71,496)        (34,186)
                                                                                          ------------    ------------

   Total properties and equipment at cost, net                                                 400,955         318,763
                                                                                          ------------    ------------

   Derivative assets, non-current                                                                4,143               -
   Deposit on acquisition                                                                            -           6,500
   Other assets, net                                                                             2,477           2,698
                                                                                          ------------    ------------

TOTAL ASSETS                                                                              $    467,822    $    371,664
                                                                                          ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
       Accounts payable                                                                   $     15,303    $     15,650
       Accrued production taxes                                                                  1,577           2,240
       Accrued interest                                                                          1,701           2,583
       Derivative liabilities, current                                                             205             390
       Deferred income taxes, current                                                            3,043               -
       Other accrued liabilities                                                                 4,050           5,895
                                                                                          ------------    ------------

   Total current liabilities                                                                    25,879          26,758
                                                                                          ------------    ------------

   Derivative liabilities, non-current                                                             236               -
   Long-term debt                                                                              236,819         214,319
   Deferred income taxes                                                                        47,043          19,019
   Commitments and contingencies (Note 8)
   Stockholders' equity:
       Common stock, $.01 par value: authorized shares - 50,000,000
           issued and outstanding - 14,614,587                                                     146             146
       Additional paid-in capital                                                               95,726          96,413
       Retained earnings                                                                        76,337          40,285
       Accumulated other comprehensive income                                                   17,837               -
       Treasury stock at cost - 2,079,485 and 1,747,182 shares, respectively                   (32,201)        (25,276)
                                                                                          ------------    ------------

           Total stockholders' equity                                                          157,845         111,568
                                                                                          ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $    467,822    $    371,664
                                                                                          ============    ============

  The accompanying notes are an integral part of these consolidated financial statements

                               PRIZE ENERGY CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts and shares)

                                                                     Periods Ended
                                                                      December 31,
                                                   ------------------------------------------------
                                                        2001              2000             1999
                                                   --------------     -----------      ------------
OIL AND GAS SALES                                    $    180,731     $   149,489      $    47,978

COSTS AND EXPENSES
     Lease operations                                      43,010          31,996           11,791
     Production taxes                                      16,784          14,376            4,816
     Depletion, depreciation, and amortization             37,310          25,472            8,714
     Loss on sale of assets                                 1,100               -                -
     General and administrative                            12,973           9,162            2,831
                                                     ------------     -----------      -----------
         Total costs and expenses                         111,177          81,006           28,152
                                                     ------------     -----------      -----------
OPERATING INCOME                                           69,554          68,483           19,826

OTHER:
     Interest expense                                      17,216          17,604            6,070
     Change in derivative fair value                       (4,120)              -                -
     Other income                                            (767)           (775)            (268)
                                                     ------------     -----------      -----------
         Total other expense                               12,329          16,829            5,802
                                                     ------------     -----------      -----------
INCOME BEFORE INCOME TAXES                                 57,225          51,654           14,024
PROVISION FOR INCOME TAXES                                (21,173)        (19,112)          (4,915)
                                                     ------------     -----------      -----------
NET INCOME                                                 36,052          32,542            9,109
PREFERRED DIVIDEND                                              -            (459)            (907)
                                                     ------------     -----------      -----------
INCOME AVAILABLE TO
     COMMON STOCKHOLDERS                             $     36,052     $    32,083            8,202
                                                     ============     ===========      ===========

NET INCOME PER COMMON SHARE:
     Basic                                           $       2.83     $      2.60      $      1.20
     Diluted                                         $       2.66     $      2.29      $      1.03

WEIGHTED-AVERAGE
     COMMON SHARES OUTSTANDING:
     Basic                                             12,725,832      12,333,989        6,820,606
     Diluted                                           13,535,579      14,204,462        8,878,777

   The accompanying notes are an integral part of these consolidated financial statements.

                               PRIZE ENERGY CORP.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                        (In thousands, except for shares)

                                           Convertible Voting                                     Note      Additional
                                            Preferred Stock              Common Stock          Receivable    Paid-in      Retained
                                      ---------------------------------------------------
                                          Shares        Amount        Shares       Amount        Officer     Capital      Earnings
                                      ------------   -----------    ----------    --------     ----------   ----------   ----------
Issuance of common stock                         -    $       -      8,291,301    $    83       $   (250)   $  49,260     $      -
Issuance of preferred stock              3,843,252       30,000              -          -              -            -            -
Preferred dividends                        115,627          907              -          -              -            -         (907)
Repayment of note receivable                     -            -              -          -            250            -            -
Net income                                       -            -              -          -              -            -        9,109
                                      ------------    ---------     ----------    -------       --------    ---------     --------

Balance as of December 31, 1999          3,958,879    $  30,907      8,291,301    $    83       $      -    $  49,260     $  8,202

Issuance of stock in acquisition                 -            -      2,339,089         23              -       15,788            -
Preferred stock dividend                    25,318          198              -          -              -            -         (459)
Preferred conversion                    (3,984,197)     (31,105)     3,984,197         40              -       31,065            -
Purchase of treasury shares                      -            -              -          -              -            -            -
Warrant exercises                                -            -              -          -              -          330            -
Option exercises                                 -            -              -          -              -          (30)           -
Net income                                       -            -              -          -              -            -       32,542
                                      ------------    ---------     ----------    -------       --------    ---------     --------

Balance as of December 31, 2000                  -    $       -     14,614,587    $   146       $      -    $  96,413     $ 40,285

Option exercises                                 -            -              -          -              -         (687)           -
Issuance of shares to directors
Purchase of treasury shares                      -            -              -          -              -            -            -

Comprehensive income:
Net income                                       -            -              -          -              -            -       36,052
Cumulative effect of change in
  accounting principle, net of tax               -            -              -          -              -            -            -
Derivative fair value adjustment,
  net of tax                                     -            -              -          -              -            -            -

Comprehensive income
                                      ------------    ---------     ----------    -------       --------    ---------     --------

Balance as of December 31, 2001                  -    $       -     14,614,587    $   146       $      -    $  95,726     $ 76,337
                                      ============    =========     ==========    =======       ========    =========     ========

                                       Accumulated
                                          Other
                                      Comprehensive          Treasury Stock
                                                       --------------------------
                                          Income         Shares         Amount            Total
                                      -------------    ----------      ----------       --------
Issuance of common stock                 $      -               -      $       -        $ 49,093
Issuance of preferred stock                     -               -              -          30,000
Preferred dividends                             -               -              -               -
Repayment of note receivable                    -               -              -             250
Net income                                      -               -              -           9,109

                                         --------      ----------      ---------        --------

Balance as of December 31, 1999          $      -               -      $       -         $88,452

Issuance of stock in acquisition                -            (900)           (22)         15,789
Preferred stock dividend                        -               -              -            (261)
Preferred conversion                            -               -              -               -
Purchase of treasury shares                     -      (1,810,182)       (26,138)        (26,138)
Warrant exercises                               -          45,000            615             945
Option exercises                                -          18,900            269             239
Net income                                      -               -              -          32,542
                                         --------      ----------      ---------        --------

Balance as of December 31, 2000          $      -      (1,747,182)     $ (25,276)       $111,568

Option exercises                                -         107,888          1,584             897
Issuance of shares to directors                             1,134             23              23
Purchase of treasury shares                     -        (441,325)        (8,532)         (8,532)

Comprehensive income:
Net income                                      -               -              -          36,052
Cumulative effect of change in
  accounting principle                    (34,908)              -              -         (34,908)
Derivative fair value adjustment           52,745               -              -          52,745
                                                                                        --------
Comprehensive income                                                                      53,889
                                         ---------     ----------      ---------        --------

Balance as of December 31, 2001          $ 17,837      (2,079,485)     $ (32,201)       $157,845
                                         =========     ==========      =========        ========

   The accompanying notes are an integral part of these consolidated financial statements.

                               PRIZE ENERGY CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (In thousands)

                                                                                        Periods Ended
                                                                                         December 31,
                                                                               2001          2000        1999
                                                                           -----------  ------------- ---------
   OPERATING ACTIVITIES
       Net Income                                                          $   36,052   $   32,542    $  9,109
       Adjustments to reconcile net income to cash
           provided by operating activities:
           Depreciation, depletion and amortization                            37,310       25,472       8,714
           Amortization of loan origination fees                                  530          444         174
           Change in derivative fair value                                     (4,120)           -           -
           Loss on sale of assets                                               1,100            -           -
           Shares issued to directors in lieu of cash                              23            -           -
           Undistributed earnings of equity investee                                -            -         (88)
           Deferred income tax                                                 20,592       11,984         158
           Changes in operating assets and liabilities:
               Accounts receivable                                             14,011       (8,502)    (19,957)
               Other assets                                                     1,092       (7,562)       (594)
               Accounts payable and accrued liabilities                        (3,737)      (8,536)     22,282
                                                                           ----------   ----------    --------
   CASH PROVIDED BY OPERATING ACTIVITIES                                      102,853       45,842      19,798
                                                                           ----------   ----------    --------

   INVESTING ACTIVITIES
       Additions to oil and gas properties                                   (125,354)     (46,225)   (215,979)
       Additions to other properties and equipment                               (808)      (1,993)       (985)
       Deposit on acquisition                                                       -       (6,500)          -
       Proceeds from sale of properties, equipment and mineral interest        12,060            -      32,000
                                                                           ----------   ----------    --------
   CASH USED BY INVESTING ACTIVITIES                                         (114,102)     (54,718)   (184,964)
                                                                           ----------   ----------    --------

   FINANCING ACTIVITIES
       Proceeds from issuance of common stock                                     897        1,092      45,464
       Purchase of treasury stock                                              (8,532)     (26,138)          -
       Repayment of notes receivable from shareholder                               -            -         250
       Borrowings under credit facilities                                      72,000       57,250     171,000
       Repayment of credit facilities                                         (49,500)     (25,600)    (45,608)
       Loan origination fees                                                        -            -      (2,587)
       Payment of preferred dividend                                                -         (261)          -
                                                                           ----------   ----------    --------
   CASH PROVIDED BY FINANCING ACTIVITIES                                       14,865        6,343     168,519
                                                                           ----------   ----------    --------
   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             3,616       (2,533)      3,353
   CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 820        3,353           -
                                                                           ----------   ----------    --------
   CASH AND CASH EQUIVALENTS, END OF PERIOD                                $    4,436   $      820       3,353
                                                                           ==========   ==========    ========
   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid during the period for income taxes                        $        -   $   17,179    $     34
       Cash paid during the period for interest                            $   18,098   $   16,779    $  3,693

       See Note 1 for a summary of non-cash transactions

   The accompanying notes are an integral part of these consolidated financial statements

                               PRIZE ENERGY CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

    Prize Energy Corporation (the Company) was formed on January 15, 1999 (inception) and is a Delaware corporation engaged in the development and production of proved oil and gas properties. The Company's corporate headquarters is located in Grapevine, Texas with oil and gas producing properties primarily located in Texas, Louisiana, and Oklahoma.

    The Company was initially formed through the contribution of cash and a minority investment in a limited liability company for the purpose of acquiring oil and gas properties. Pursuant to the terms of a Purchase and Sale Agreement (Purchase Agreement), on June 29, 1999 the Company completed the acquisition of interests in certain oil and gas producing properties, primarily located in Texas, Louisiana, and Oklahoma from affiliates of Pioneer Natural Resources USA, Inc. (Pioneer) for $215 million in cash and the issuance of $30 million of 6% convertible preferred stock.

    At inception, certain stockholders contributed a minority investment in a limited liability company, Sunterra Petroleum LLC (Sunterra). Subsequently, the Company purchased the remaining interest in Sunterra in exchange for $750,000 cash, a gas plant and the assumption of Sunterra's debt. The total consideration paid for Sunterra during 1999 was $6,378,826, plus the assumed debt of $1,607,791.

    As further discussed in Note 2, on February 8, 2000, the Company merged with Vista Energy Resources, Inc. (Vista), an independent oil and gas development and production company.

    As described in Note 11, the Company merged with and into Magnum Hunter Resources, Inc. on March 15, 2002.

Principles of Consolidation and Presentation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The financial statements for the period ended December 31, 1999 reflect the operations of the Company from January 15, 1999 through December 31, 1999. However, the Company had no significant operations until July 1, 1999.

    The Company reports all of its operations as one business segment.

Cash Equivalents

    Cash and cash equivalents include cash in banks and money market accounts as well as highly liquid investments with initial maturities of less than three months.

Use of Estimates

    The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

Oil and Gas Properties

    The Company follows the successful efforts method of accounting for its oil and gas properties, whereby acquisition costs of proved properties, costs of productive wells, developmental dry holes and productive leases are capitalized and amortized on a unit-of-production basis over remaining proved reserves. Depreciation, depletion and amortization of capitalized costs of oil and gas properties are provided on a common area basis. Gas is converted to equivalent barrels at the rate of six Mcf of gas to one barrel of oil.

    Leasehold costs are capitalized when incurred. Unproved oil and gas properties with significant acquisition costs will be periodically assessed and any impairment in value charged to expense. The costs of unproved properties, which are not individually significant, will be assessed periodically in the aggregate based on historical experience, and any impairment in value will be charged to expense. The costs of unproved properties that are determined to be productive will be transferred to proved oil and gas properties.

    Exploration costs, such as geological and geophysical expenses and annual delay rentals, will be charged to expense as incurred. Exploratory drilling costs, if any, including the costs of stratigraphic test wells, will be initially capitalized but charged to expense if and when the well is determined to be unsuccessful.

    Other property and equipment is recorded at cost and depreciated using the straight-line method with estimated useful lives ranging from three to five years. Expenditures for repairs and maintenance are charged to expense as incurred; improvements which materially prolong the lives of the assets are capitalized.

Impairment of Oil and Gas Properties

    The Company has evaluated its oil and gas properties under the provisions of Statement of Financial Accounting Standards (SFAS) 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that proved oil and gas properties be assessed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. SFAS 121 requires that this assessment be performed by comparing the undiscounted future net cash flows and the net carrying value of oil and gas properties. For the periods ended December 31, 2001, 2000 and 1999, there were no impairments of the Company's oil and gas properties.

Environmental

    The Company's environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability are fixed or reliably determinable. The Company is not aware of any significant instances where it will incur a material cost due to environmental remediation or to correct an instance of non-compliance with environmental laws and regulations.

Revenue Recognition

    Revenues are recognized when title to the product transfers to purchasers. The Company follows the "sales method" of accounting for revenue for oil and natural gas production, so that sales revenue is recognized on all production sold to purchasers, regardless of whether the sales are proportionate to the Company's ownership in the property. A receivable or liability is recognized only to the extent that we have an imbalance on a specific property greater than the expected remaining proved reserves. Ultimate revenues from the sales of oil and gas production is not known with certainty until up to three months after production and title transfer occur. Current revenues are accrued based on expectations of actual deliveries and actual prices received.

Earnings Per Share

    The following tables provide a reconciliation between basic and diluted earnings per common share for the periods ended December 31, 2001, 2000, and 1999, respectively (in thousands except per share amounts and shares).

                                                                            December 31, 2001
                                                               ---------------------------------------
                                                                              Weighted       Per Share
                                                                 Income    Average Shares     Amount
                                                               ---------  ----------------  ----------
Basics earnings per share
   Income available to common stockholders ...............      $ 36,052      12,725,832    $   2.83
Effect of Dilutive Securities:
   Employee Stock Options and Warrants ...................         -             809,603
   Warrants ..............................................         -                 144
   Convertible preferred shares ..........................         -             -
                                                               ---------   -------------
   Diluted earnings per share ............................      $ 36,052      13,535,579    $   2.66
                                                               =========   =============

                                                                                December 31, 2000
                                                                    ---------------------------------------
                                                                                  Weighted       Per Share
                                                                      Income   Average Shares     Amount
                                                                    --------- ----------------- -----------
Basics earnings per share
   Income available to common stockholders ................          $ 32,083     12,333,989        2.60
Effect of Dilutive Securities:
   Employee Stock Options and Warrants ....................             -            878,819
   Warrants ...............................................             -              1,048
   Convertible preferred shares ...........................               459        990,606
                                                                    --------- --------------
   Diluted earnings per share .............................           $32,542     14,204,462        2.29
                                                                    ========= ==============

                                                                                December 31, 1999
                                                                    ---------------------------------------
                                                                                  Weighted       Per Share
                                                                      Income    Average Shares     Amount
                                                                    ---------  ---------------- -----------
Basics earnings per share
   Income available to common stockholders ................           $ 8,202      6,820,606        1.20
Effect of Dilutive Securities:
   Convertible preferred shares ...........................               907      2,058,171
                                                                    ---------  -------------
   Diluted earnings per share .............................           $ 9,109      8,878,777        1.03
                                                                    =========  =============

    At December 31, 2001, the Company had outstanding 2,227,767 options at a weighted average exercise price of $8.55 per share, 11,832,501 warrants to purchase 1,708,724 shares at a weighted average price of 27.91 per share, and no convertible preferred stock. Warrants totaling 1,708,724 and no options were excluded from the diluted net income per share computation in 2001, because the exercise prices exceeded the average market price of the Company's common stock.

    At December 31, 2000, the Company had outstanding 2,342,363 options at a weighted average exercise price of $8.56 per share, $11,847,501 warrants to purchase 1,723,742 shares at a weighted average price of $27.85, and no convertible preferred stock. Warrants totaling 1,723,724 and no options were excluded from the diluted net income per share computation in 2000, because the exercise prices exceeded the average market price of the Company's common stock.

    At December 31, 1999, the Company had outstanding 2,141,263 options at an exercise price of $7.84 per share, no warrants and 3,958,879 shares of convertible preferred stock at a weighted average conversion price of $7.81 per share. Options totaling 2,141,263 shares and no convertible preferred shares were excluded from the diluted net income per share computation in 1999, because the exercise prices exceeded the average market price of the Company's common stock.

Benefit Plan

    The Company provides a 401(k) benefit plan (the Plan) covering substantially all employees. Under the Plan, employees having attained the age of 21 are eligible to participate and can contribute up to 15% of their compensation each year subject to certain Internal Revenue Code limitations. The Plan provides for matching contributions by the Company, at the discretion of the Board of Directors, to be determined on an annual basis. Additionally, the Company can provide a profit sharing contribution, at the discretion of the Board of Directors, to be determined on an annual basis. Employees vest in the employer contribution over a two year period. The Company made total matching contributions of $720,890, $608,353 and $134,627 in 2001, 2000 and 1999,
respectively.

Stock-Based Compensation

    The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Accordingly, the Company has only adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). See Note 6 for disclosure of the pro forma effect of employee stock options.

Hedging Activities

     As discussed in Note 3, the Company accounts for its derivative instruments in accordance with SFAS 133.

     The Company has entered into derivative contracts to hedge a portion of the price risk of its future production and its interest rate risk. The Company's criteria for a derivative instrument to qualify for hedge accounting treatment are as follows:

     . The timing or duration and characteristics of the underlying exposure must have been identified with reasonable certainty;

     . Changes in the value or the cash flows of the derivative must correlate to a high degree with changes in the present value or the cash flows of the exposure;

     . The derivative has been designated as a hedge or is a synthetic alteration of a specific asset, liability or anticipated transaction; and

     . The derivative instrument either: (a) reduces exposure of net income or cash flow to fluctuations caused by movements in commodity prices or interest rates; or (b) alters the profile of the Company's interest rate exposure to achieve a resulting overall exposure in line with policy guidelines.

     See Note 3 for further discussion on the Company's derivatives.

Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable and accounts payable approximate their fair value. Management believes the carrying amount of the Company's long-term debt also approximates fair value because the interest rates applicable to the debt presently approximate current market rates. See Notes 3 and 4 for the fair value of the Company's derivative positions.

Inflation and Changes in Prices

     The results of operations and cash flow of the Company have been, and will continue to be, affected by the volatility in oil and gas prices. Should the Company experience a significant increase in oil and gas prices that is sustained over a prolonged period, it would expect that there would also be a corresponding increase in oil and gas finding costs, lease acquisition costs, and operating expenses.

Treasury Stock

     The Company may repurchase shares of common stock in stock repurchase programs. The Company's purchases of shares of common stock are recorded as Treasury Stock at cost and result in a reduction of Stockholders' Equity. When treasury shares are reissued, the Company uses a first-in, first-out method and the difference between repurchase cost and reissuance price is treated as an adjustment to paid-in capital.

Income Taxes

     The Company files a consolidated federal income tax return. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Non-Cash Transaction

     The following is a detail of non-cash transactions for the periods ended December 31, 2001, 2000, and 1999:

                                                                                           Periods Ended
                                                                                            December 31,
                                                                                 2001           2000          1999
                                                                            ------------------------------------------
  Other comprehensive income adjustment for fair value of derivatives          $ 17,837      $       -      $      -
  Reclass of prior year acquisition deposit to property                        $  6,500      $       -      $      -
  Dividend in kind                                                             $      -      $     198      $    907
  Convertible preferred stock issued as consideration in acquisition           $      -      $       -      $ 30,000
  Issuance of common stock to officer for note receivable                      $      -      $       -      $    250

New Accounting Standards

     SFAS No. 141 - SFAS No. 141, "Business Combinations", is effective for the Company beginning July 1, 2001, SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method. The adoption of SFAS No. 141 did not have an impact on the Company's consolidated financial statements.

     SFAS No. 142 - SFAS No. 142, "Goodwill and Other Intangible Assets", will be effective for the Company beginning January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of good will amortization. Any goodwill resulting from acquisitions completed after June 30, 2001, will not be amortized.

     In addition, SFAS No. 142 requires the Company to complete a transitional good will impairment test within six months from the date of adoption and establishes a new method of testing good will that could reduce the fair value of a reporting unit below its carrying value. Any good will impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments will be recorded in operations. The adoption of SFAS No. 142 will not have a material impact on the Company's consolidated financial statements.

     SFAS No. 143 - SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for the Company beginning January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the recorded asset where the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures. The Company is in the process of evaluating the impact of the provisions of SFAS No. 143.

     SFAS No. 144 - SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", will be effective for the Company beginning January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significantly implementation issues related to SFAS No. 121. The Company is in the process of evaluating the impact of the provisions of SFAS No. 144.

     SFAS No. 145 - SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" will be effective for the Company beginning January 1, 2003. The Statement rescinds, updates, clarifies and simplifies various existing accounting pronouncements. SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, SFAS No. 145 will require the Company to reclassify extraordinary items for debt extinguishments costs which do not meet the criteria as described in APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", as additional interest expense. The Company plans to adopt this statement beginning January 1, 2003.

Reclassifications

     Certain reclassifications have been made to the prior year financial statements to conform to current year presentation.

2.   ACQUISITIONS AND DISPOSITIONS

  Vista Merger

     On February 8, 2000, the Company merged with Vista Energy Resources, Inc. (Vista), an independent oil and gas development and production company. Though the Company's shareholders exchanged their shares for new shares of Vista, the stockholders of the Company have an 84% controlling interest in the merged company. Accordingly, the transaction was accounted for as a purchase of Vista by the Company in accordance with the provisions of APB 16.

     Under the terms of the merger, Prize stockholders effectively exchanged 16% of their interest in Prize for an 84% interest in Vista.

Prior to the merger, Prize was a private company with no readily determinable market value. Thus, in order to determine the purchase price paid by Prize, Prize management estimated the fair value of Prize's oil and gas assets, its debt and other assets and liabilities as of the purchase agreement date. Prize initially estimated the purchase price at $86.6 million, including liabilities assumed of $61.4 million. However, as the Company was preparing its annual reserve survey in the fourth quarter of 2000, it learned additional information concerning the future operating expenses and development costs on the oil and gas properties purchased from Pioneer in 1999 and, accordingly, it revised its estimate of the fair value of its properties as of the purchase date and therefore its estimate of the purchase price of Vista. No changes were made to the assumptions for oil and gas prices or the discount rate in revising the estimate of the fair value of the purchased properties. The final purchase price of Vista was $69.9 million, including liabilities assumed of $53.8 million. The final purchase price was assigned to the assets of Vista based on their fair value, resulting in current and other assets of $5.6 million, oil and gas properties of $84.8 million, current liabilities of $13.7 million, debt of $53.7 million, and a net deferred tax liability of $6.9 million. Additionally, $1.3 million of accrued interest and bank fees were rolled into the debt principal.

     As a result of the merger, which included a one-for-seven reverse stock split, all share and option amounts and earnings per share as of and for the period ended December 31, 2000 and 1999 have been restated to reflect the equivalent number of new shares resulting from the merger based on the conversion ratio of the merger.

     The following unaudited condensed pro forma financial information reflects the pro forma statement of operations assuming that the Pioneer purchase, the Minerals sale, the Sunterra purchase, and the Vista Merger all occurred on January 1, 1999. The Company emphasizes that this information is not necessarily indicative of future performance (in thousands).

                                                               Year Ended December 31,
                                                               ----------------------
                                                                  2000         1999
                                                               ---------    ---------
          Oil and gas sales................................    $ 151,130    $ 101,258

          Lease operating expenses & production taxes......       47,307       34,723
          Depreciation, depletion and amortization.........       25,819       23,664
          Loss on sale of assets...........................            -            -
          General and administrative.......................        9,458        8,846
          Interest expense, net............................       17,965       15,186
          Other income.....................................         (786)        (388)
                                                               ---------    ---------
                Income before income taxes.................       51,367       19,227
          Provision for income taxes.......................      (19,006)      (7,108)
                                                               ---------    ---------
                Net Income.................................       32,361       12,119
          Preferred dividends..............................         (459)      (1,841)
                                                               ---------    ---------
                Income available to common stockholders....    $  31,902    $  10,278
                                                               =========    =========
          Earnings per share:
            Basic..........................................    $    2.59    $     .97
            Diluted........................................    $    2.28    $     .82

Acquisition of Apache properties

     On February 28, 2001, the Company closed on the purchase of $62.1 million of interests in oil and gas properties from Apache Corporation ("Apache Properties"), net of subsequent closing adjustments. The results of operations of the Apache Properties have been included in the Company's earnings from the date of acquisition. At December 31, 2000, the Company had deposited $6.5 million towards the purchase. The Company financed the acquisition under its existing bank credit facility

     The producing properties are primarily located in the Company's core operating areas of the Permian Basin of West Texas, Onshore Gulf Coast region of South Texas and Louisiana, and the Mid-Continent region of Western Oklahoma and the Texas Panhandle. As of December 31, 2001, the proved producing reserves attributable to the oil and gas properties acquired were approximately 4.3 million barrels of oil and 17.2 billion cubic feet of natural gas or 7.1 millions barrels of oil equivalent.

TPIC divestiture

    On April 30, 2001, the Company closed on the sale of $12.6 million of interests in oil and gas properties to Texas Petroleum Investment Company. The properties divested are located in the Onshore Gulf Coast region of South Texas and Louisiana. The Company recognized a loss of $1.1 million on the transaction.

3.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Effective January 1, 2001, the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The adoption of SFAS 133 resulted in a cumulative effect of an accounting change of $55.4 million being recognized as a pre-tax charge to accumulated other comprehensive income, a component of stockholders' equity.

    Under SFAS 133, the accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. All of the Company's hedges are cash flow hedges. As such, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

    To protect against the volatility of oil and gas prices related to the Company's production, the Company has instituted a program to hedge portions of its forecasted revenues from oil and gas production. When oil and gas prices rise, the increase in the expected cash flows from production is offset by hedging losses. When oil and gas prices decrease, the decrease in the expected cash flows from production is offset by hedging gains. The Company's hedging program includes crude oil and natural gas swaps and collar options.

    The Company's cumulative effect of adoption included a charge of $11.5 million for certain options which previously qualified for hedge treatment but will not qualify as hedges under SFAS 133. Accordingly, this amount was initially charged to accumulated other comprehensive income; the entire amount has been reclassified to earnings during 2001.

    During the first quarter of 2001, the Company recognized a net gain of $5 million related to the ineffectiveness of its cash flow hedging instruments. The gain was primarily due to changes in the time and volatility value of the Company's natural gas collar options. Beginning in April 2001, the Company adopted an interpretation of SFAS 133 (Derivatives Implementation Group, or DIG, Issue G-20), which allows owners of options to measure effectiveness based on a comparison of the cumulative change in the fair value of the option to the cumulative change in the expected future cash flows of the hedged transaction. Under DIG Issue G-20, if the measurement of effectiveness is performed as described above, and the option has the same basis and maturity dates of the expected dates of the hedged transaction, all changes in the option's fair value are recorded in other comprehensive income until settlement of the hedged transaction. Accordingly, beginning April 1, 2001, changes in the time and volatility value of the Company's collars were recognized in other comprehensive income.

    The settlement of the Company's hedges which were designated against production during the periods ended December 31, 2001, 2000, and 1999, resulted in charges to revenues of $23.2 million, $35.6 million, and $3.2 million, respectively.

    At December 31, 2001, a net amount of $17.8 million remains in accumulated other comprehensive income. Of this amount, $17.1 million relates to hedges which are designated against 2002 production, while $0.7 million is designated against 2003 and 2004 production.

    Based on future market prices at December 31, 2001, the estimated fair values of the Company's derivatives are provided below (in thousands):

               Derivative assets:
                 Natural gas collars......................   22,926
                 Natural gas swaps........................    1,608
                 Crude oil collars........................    1,273
                 Crude oil swaps..........................    6,567
                 Interest rate swaps......................      111
                                                            -------
                                                            $32,485
                                                            -------
               Derivative liabilities:
                 Interest rate swaps......................      441
                                                            -------
                Net Derivative Asset                        $32,044
                                                            =======

    Set forth below is the contract amount and material terms of all natural gas collars and swaps held by Prize at December 31, 2001 (the strike price of outstanding swaps have been included in both floor and ceiling prices):

          NATURAL GAS
          -----------

                                                      2002      2003      2004
                                                    --------  --------  --------

          Weighted Average Daily Gas Volume (Mcf)     43,000    40,000    15,000

          Weighted Average Floor Price per Mcf      $   4.05  $   3.23  $   3.00

          Weighted Average Ceiling Price per Mcf    $   4.70  $   3.90  $   4.20

     Set forth below is the contract amount and material terms of all crude oil collars and swaps held by Prize at December 31, 2001 (the strike price of outstanding swaps have been included in both floor and ceiling prices):

          CRUDE OIL
          ---------

                                                      2002      2003
                                                    --------  --------

          Weighted Average Daily Oil Volume (Bbl)      5,750     1,000

          Weighted Average Floor Price per Bbl      $  23.23  $  21.25

          Weighted Average Ceiling Price per Bbl    $  26.17  $  21.25

4.  CREDIT FACILITIES

    In connection with the 1999 acquisition of the Pioneer properties, the Company entered into a $250 million credit facility (Senior Facility) and a $13 million senior subordinated credit facility (Subordinated Facility) with a bank. The Subordinated facility provided for a single advance of $13 million and was repaid in full in conjunction with the sale of the mineral interest in July, 1999.

    On February 8, 2000, in connection with the merger agreement with Vista, the Company amended its Senior Facility to provide for total borrowings of $400 million. The amended Senior Facility is due June 29, 2006. The revised Senior Facility provides for letters of credit in addition to a revolving credit facility. In July 2001, the Company amended the Senior Facility to provide for an increase in limits for letters of credit to an aggregate of $15 million with an additional supplemental letter of credit (as defined by the credit agreement) of $15 million. At December 31, 2001, $2,515,000 was outstanding under the letter of credit provisions of the facility. As of April 1, 2001, the Company's borrowing base was raised from $325 to $375 million. Effective October 1, 2001, the Company's borrowing base was reaffirmed at $375 million with prior approval from the bank group required for borrowings above $325 million. At December 31, 2001, $236.8 million was outstanding. Since financing the Apache acquisition in February 2001, the Company has repaid $49.5 million through December 31, 2001. Interest is due quarterly at either the bank's prime rate or eurodollar rate plus a margin as defined in the agreement. The bank credit facility has various restrictions including a limit on incurred debt and asset dispositions. The Company is required to maintain certain financial and non-financial covenants including minimum current and interest coverage ratios. At December 31, 2001, the Company was in compliance with all financial and non-financial covenants. Borrowings under the credit facility are secured by substantially all of the Company's assets.

    The Company assumed $53.7 million of debt and $1.3 million of accrued interest and bank fees when it purchased Vista. This debt was added to the Senior Facility in 2000.

    The Company is required to pay a commitment fee on the revolving credit facility ranging from .25% to .5% based on a ratio of outstanding credit to the borrowing base and a letter of credit fee ranging from 1.25% to 1.875% based on a ratio of the average daily amount outstanding during the quarter to the borrowing base. Both fees terminate upon conversion of the revolver to a term loan.

    On March 15, 2002, the company merged with and into Magnum Hunter Resources, Inc. (see Note 11). As a result, the facility was paid in full and is no longer in effect.

    In July 1999, the Company entered into an interest rate protection agreement with its bank (the "Swap Agreement") to modify the interest characteristics of an aggregate principal amount of $50 million of the revolving line of credit from a variable rate to a fixed rate. The Swap Agreement requires the company to pay a fixed rate interest obligation of 6.07% and receive an interest obligation based on variable LIBOR rates. The Swap Agreement terminated on July 2, 2001.

    In October 2001, in an unrelated transaction, the Company entered into interest rate protection agreements with Fleet National Bank ( the "Swap Agreement") to modify the interest characteristics of certain portions of the revolving line of credit from a variable rate to a fixed rate. The Swap Agreements require the Company to pay a fixed rate interest obligation and receive an interest obligation based on variable LIBOR rates. All of the Company's Swap Agreements were designated as cash flow hedges. As such, the effective portion of any gain or loss on the Swap Agreements was reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedge transaction affects earnings. The remaining gain or loss on the Swap Agreements in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, will be recognized in interest expense during the period of change. The terms of the Swap Agreements are set forth below:

                    Hedged       Fixed       Start       End
                    Amount       Rate        Date        Date
                  ----------- ---------- ------------ -----------
                  $45,000,000      2.65%     10/16/01     11/9/02
                  $75,000,000      3.39%     10/16/01     11/9/03
                  $50,818,735      3.98%     10/16/01     11/9/04

    At December 31, 2001 the Swap Agreement had an unfavorable fair value of $329,442.

    Maturities of long-term debt are as follows (in thousands):

                         2002.............  $        -
                         2003.............           -
                         2004.............      29,604
                         2005.............      59,204
                         2006.............      59,204
                         Thereafter             88,807
                                            ----------
                                            $  236,819
                                            ==========

5.  STOCKHOLDERS' EQUITY

    In conjunction with the 1999 Purchase Agreement, the Company amended its Certificate of Incorporation to create a convertible preferred class of capital stock. Effective with the amendment, the Company has the authority to issue 60,000,000 shares of capital stock, consisting of 10,000,000 shares of convertible voting preferred stock and 50,000,000 shares of common stock (see
Note 1).

    Preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

    Preferred and common stockholders vote as a single class except for those matters for which a separate class vote of the preferred stock is specifically required under Delaware law.

    Pursuant to the Purchase Agreement described in Note 1, the Company issued 3,843,252 shares of convertible voting preferred stock (Series A preferred). The Series A preferred earned cumulative dividends at 6%, payable quarterly. Unpaid dividends accrued interest at 6%. Dividends were paid in kind in the amount of 140,945 shares and in cash of $260,858 through March 28, 2000.

    On March 28, 2000, the Company entered into an agreement with the Series A preferred stockholder to acquire 1,346,482 shares of Prize common stock for approximately $18.4 million. Prior to the acquisition, the Series A preferred stockholder agreed to convert all Series A preferred stock to common stock, resign the two board seats held by the Series A preferred stockholder, and cancel the exploration and participation agreement associated with the Series A preferred stock. Subsequently, the Series A preferred stockholder owned approximately 2.6 million shares of common stock. The transaction was effective March 31, 2000 and was funded through the Company's Senior Credit Facility. No preferred shares were issued or outstanding at December 31, 2001 or 2000.

     In October 2000, the Company initiated a stock repurchase program for the purchase of up to $15 million of common stock. Since October 2000, the Company had acquired 905,025 common shares for $16.2 million.

     At December 31, 2001, there were 2,252,670 warrants outstanding that were publicly traded on the American Stock Exchange. These warrants were exercisable for an aggregate of 321,810 shares of common stock (seven warrants per share) at an aggregate exercise price of $28.00 per share. These warrants will expire on November 1, 2002.

     In addition, at December 31, 2001, there were 9,558,403 warrants outstanding that are currently exercisable to purchase an aggregate of 1,365,486 shares of common stock (seven warrants per share) at an aggregate exercise price of $28.00 per share that are not publicly traded. These warrants will expire on November 1, 2002. At December 31, 2001, there were also outstanding 150,000 warrants that are currently exercisable to purchase an aggregate of 21,428 shares of common stock with exercise prices ranging from $20.13 to $21.14 per share and which have expiration dates ranging to June 29, 2002.

     All warrants were converted subsequent to year end as a result of the merger with Magnum Hunter Resources, Inc. See Note 11 for further discussion.

6.   STOCK OPTIONS

     In 1999, Prize instituted a stock option plan for key employees. A total of 2,141,300 shares of the Company's common stock were reserved for issuance under this plan. Options to purchase a total of 2,141,300 shares of the Company's common stock were granted under the plan by the board of directors in 1999, of which 2,025,723 are outstanding and exercisable as of December 31, 2001. The options are exercisable at an exercise price of $7.84 per share. The options were to vest ratably over a period of three years. However, the closing of the Vista merger accelerated the vesting of all of the outstanding options. The Company did not recognize any compensation expense in connection with the issuance of the options.

     Effective with the Vista merger, Prize adopted Vista's existing stock option plan. A total of 500,000 shares of the Company's common stock are reserved for issuance under this stock option plan. As of December 31, 2001, nonqualified stock options for a total of 220,000 shares of common stock had been granted under this stock option plan. The exercise price of these options equaled the fair market value of the Company's common stock on the date of grant, between $12.38 and $16.94 per share, and the options vest ratably over a period of three years and expire five years after the date of grant. Upon completion of the merger with Magnum Hunter Resources, Inc. (see Note 11), all outstanding unvested options will vest.

     Total outstanding options as of December 31, 2001, 2000, and 1999, were 2,227,767 and 2,342,363 and 2,141,263, respectively. Accordingly, 2,227,804 shares of common stock have been reserved for issuance upon exercise.

     The following table summarizes information about the Company's stock options outstanding at December 31, 2001:

                                                                                          Remaining
                                       Options       Options      Options     Options    Contractual
                    Exercise Price   Outstanding   Exercisable   Exercised   Forfeited   Life (Years)
                   ---------------- ------------- ------------- ----------- ----------- --------------
                       $       7.84     2,025,723     2,025,760      96,600          40           2.50
                       $      12.38        55,378        35,374      11,288       3,334           3.17
                       $      16.94       146,666        49,993           -       3,334           3.92
                                    ------------- ------------- ----------- -----------
                       Total            2,227,767     2,111,127     107,888       6,708
                                    ------------- ------------- ----------- -----------

     The following table summarizes information about the Company's stock options outstanding at December 31, 2000:

                                                                                          Remaining
                                       Options       Options      Options     Options    Contractual
                    Exercise Price   Outstanding   Exercisable   Exercised   Forfeited   Life (Years)
                   ---------------- ------------- ------------- ----------- ----------- --------------
                       $       7.84     2,122,363     2,122,363      18,900           -           3.50
                       $      12.38        70,000             -           -           -           4.17
                       $      16.94       150,000             -           -           -           4.92
                                    ------------- ------------- ----------- -----------
                       Total            2,342,363     2,122,363      18,900           -
                                    ------------- ------------- ----------- -----------

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                            2000        1999
                                                         ----------  ----------
              Expected option life - years ............       5.0         5.0
              Risk-free interest rate .................       5.5%       5.94%
              Dividend yield ..........................         0%          0%
              Volatility ..............................      55.1%        n/a
              Weighted-average fair value of options       $ 8.26      $ 0.18


     There were no new option grants in 2001.

     SFAS No. 123 "Accounting for Stock-based Compensation" defines a fair value method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 allows an entity to continue to measure compensation costs for these plans using Accounting Principles Board (APB) Opinion No. 25 and related interpretations. The Company has elected to continue using APB No. 25 for accounting for employee stock compensation plans. Accordingly, no compensation expense is recognized for stock options granted with an exercise price equal to the market value of the Company stock on the date of grant. If compensation expense for the Company's stock option plans had been determined using the fair-value method in SFAS No. 123, the Company's net income and earnings per share would have been as shown in the pro forma amounts below (in thousands except per share amounts):

                                                            2001        2000       1999
                                                         ----------  ---------- ----------
            Net income                      As reported    $ 36,052    $ 32,542   $ 9,109
                                            Pro forma      $ 36,052    $ 32,433   $ 8,865

            Basic earnings per share        As reported    $   2.83    $   2.60   $  1.20
                                            Pro forma      $   2.83    $   2.59   $  1.17

            Diluted earnings per share      As reported    $   2.66    $   2.29   $  1.03
                                            Pro forma      $   2.66    $   2.28   $  1.00

7.   INCOME TAXES

     Significant components of the provision for income taxes for the period ended December 31, 2001, 2000, and 1999, are as follows (in thousands):

                                                            2001        2000       1999
                                                            ----        ----       ----
            Current .................................... $      581    $  7,128   $ 4,757
            Deferred ...................................     20,592      11,984       158
                                                         ----------    --------   -------
                                                         $   21,173    $ 19,112   $ 4,915
                                                         ==========    ========   =======

    The difference between the provision for income taxes and income taxes computed using the statutory federal income tax rate are as follows (in thousands):

                                                                  2001     2000     1999
                                                                  ----     ----     ----
          Federal income tax provision at statutory rate (34%)  $ 19,457 $ 17,562 $ 4,768
          State taxes, net of federal benefit ..........           1,602    1,447     143
          Nondeductible expenses and other .............             114      103       4
                                                                -------- -------- -------
          Provision for income taxes ...................        $ 21,173 $ 19,112 $ 4,915
                                                                ======== ======== =======

    At December 31, 2001, the components of the net deferred tax liability are as follows (in thousands):

                                                                 2001      2000
                                                                 ----      ----
          Deferred tax assets:
            Net operating loss carryforwards ...........       $ (2,936) $ (4,302)
            Deferred taxes on hedges ...................         (1,380)        -
            Alternative minimum tax credit .............         (2,037)        -
            Other ......................................              -      (147)
                                                               --------  --------
                Total deferred tax assets ..............         (6,353)   (4,449)
                                                               --------  --------

             Deferred tax liabilities:                        2001         2000
                                                              ----         ----
               Properties and equipment ..................     45,699       23,468
               OCI Adjustment ............................     10,475            -
               Other .....................................        265            -
                                                           ------------------------
               Total deferred tax liabilities ............     56,439       23,468
                                                           ------------------------
                  Net deferred tax liablity ..............  $  50,086   $   19,019
                                                           ========================

     Subsequent to December 31, 2001, the Internal Revenue Service (IRS) began an examination of the federal income tax returns of the Company for the years ending December 31, 1999 and 2000. Management cannot determine whether any material adjustments to taxable income will be proposed by the IRS at this time.

     On February 8, 2000, in connection with the merger with Vista, the Company acquired $15.5 million in net operating loss carryforwards. Due to IRS regulations, the net operating loss carryforwards are subject to a yearly limitation of $3.7 million. As of December 31, 2001, $7.0 million of the net operating loss carryforwards were utilized. The remaining net operating loss carryforwards expire between 2012 and 2020.

8.   COMMITMENTS AND CONTINGENCIES

     The Company has obligations under noncancelable operating leases for certain office space expiring in various years through 2005. Rent expense incurred was approximately $619,000, $526,000 and $101,000 in 2001, 2000 and
1999, respectively. Minimum annual rental commitments at December 31, 2001 are (in thousands):

                           2002 .....................  $    526
                           2003 .....................       376
                           2004 .....................       374
                           2005 .....................       368
                                                       --------
                                                       $  1,644
                                                       ========

     The Company is involved in various litigation and other contingencies arising in the normal course of business primarily related to matters involving the properties purchased from Pioneer. Based on currently available information, management believes that any possible liability from these actions will not be material to the Company's financial position or results of operations.

9.   RELATED PARTY TRANSACTIONS

     Beginning July 1, 1999, the Company is committed to pay an advisory fee of $150,000 per year to a stockholder. The Company paid $150,000, $150,000, and $75,000 in conjunction with this agreement in 2001, 2000 and 1999, respectively.

10.  SIGNIFICANT CUSTOMERS

     One customer accounted for approximately 14% of net sales for the period ended December 31, 2001. In 2000, one customer accounted for approximately 11% of net sales. In 1999, one customer accounted for approximately 19% of net sales. Virtually all of the Company's receivables are due from companies involved in the oil and gas business. To date credit losses have been insignificant.

11.  SUBSEQUENT EVENT

     On March 15, 2002, the Company merged with Magnum Hunter Resources, Inc. (Magnum Hunter), an independent oil and gas development and production company. The transaction was accounted for as a purchase of Prize by Magnum Hunter, in accordance with the provisions of SFAS 141. Under the terms of the merger, Magnum Hunter distributed 2.5 shares of common stock plus $5.20 in cash for each Prize Energy share outstanding.

     Under the terms of the Merger Agreement, Prize's outstanding warrants, including those traded on the American Stock Exchange, will remain outstanding following the merger. Specifically, each outstanding warrant will be assumed by Magnum Hunter and will be exercisable on the same terms and conditions as apply immediately prior to the merger, except that each outstanding warrant will be exercisable for the Merger Consideration (i.e., each outstanding warrant will be exercisable for that number of shares of Magnum Hunter common stock and the amount of cash consideration into which the number of shares of Prize common stock subject to such Prize warrant immediately prior to the merger would receive pursuant to the terms of the merger).

12.  OIL AND GAS PRODUCING ACTIVITIES  AND SUPPLEMENTAL INFORMATION (Unaudited):

    Costs capitalized for oil and natural gas producing activities are as follows (in thousands):

          Oil and Gas Properties                                      2001        2000         1999
                                                                  -----------  ----------  ----------
            Proved .....................................          $  468,665   $ 349,971   $ 219,227
            Less accumulated depletion .................             (69,315)    (33,469)     (8,644)
                                                                  ----------   ---------   ---------
          Net capitalized costs for oil and gas properties        $  399,350   $ 316,502   $ 210,583
                                                                  ==========   =========   =========


    Costs Incurred for Oil and Gas Producing Activities are as follows (in thousands):



            Proved property acquisition costs...........          $   49,183   $  89,510   $ 249,572
            Development costs...........................              69,511      41,234       1,655
                                                                  ----------   ---------   ---------
          Total costs incurred..........................          $  118,694   $ 130,744   $ 251,227
                                                                  ==========   =========   =========

    Reserve Quantity Information:

                                                                      Crude Oil   Natural Gas
                                                                        (MBbls)     (MMcf)     MBOE
                                                                        -------     ------     ----
           Total Proved Reserves
            Reserves at January 15, 1999 .......................               -          -         -
                Purchase of minerals-in-place ..................          37,186    275,199    83,052
                Sales of minerals-in-place .....................            (498)   (22,986)   (4,329)
                Extensions & discoveries .......................               -          -         -
                Production .....................................          (1,372)   (10,236)   (3,078)
                                                                     -----------  ---------  --------
            Reserves at December 31, 1999 ......................          35,316    241,977    75,645
                Purchase of minerals-in-place ..................          15,545     38,705    21,996
                Sales of minerals-in-place .....................               -          -        -
                Extensions & discoveries .......................               -          -        -
                Production .....................................          (3,560)   (23,672)   (7,505)
                Revisions of estimates .........................           1,737     41,420     8,641
                                                                     -----------  ---------  --------
            Reserves at December 31, 2000                                 49,038    298,430    98,777

                Purchase of minerals in place ..................           4,740     18,754     7,865
                Sale of minerals-in-place ......................          (1,642)    (2,040)   (1,982)
                Extensions & discoveries .......................           6,438     58,478    16,184
                Production .....................................          (3,773)   (29,087)   (8,621)
                Revisions of estimates .........................         (13,066)   (61,283)  (23,280)
                                                                     -----------  ---------  --------
            Reserves at December 31, 2001                                 41,735    283,252    88,943
                                                                     ================================

    Estimated quantities of proved net reserves include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the effective date of the acquisition, under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion. All of Prize's proved reserves are located in the United States.

    Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of the available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and are expected to change as additional information becomes available in the future.

    The following is a summary of the standardized measure of discounted future net cash flows related to the Company's proved oil and gas reserves. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using oil and gas prices as of December 31, 2001 and 2000. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic life of the properties, and costs were not escalated for the future. The information presented below should not be viewed as an estimate of the fair value of the properties, nor should it be considered indicative of any future trends.

Standardized Measure of Discounted Future Net Cash Flows (in thousands):

          _________________________________________________________________________________________
                                                                                December 31,
                                                                             2001          2000         1999
          Standardized Measure of Discounted Future Net Cash Flows:

             Future cash inflows ....................................... $ 1,475,608   $ 4,002,437     1,276,946
             Future production costs ...................................    (560,280)     (902,008)     (442,478)
             Future development costs ..................................    (107,484)     (124,384)      (52,732)
             Future income tax expense .................................    (187,577)     (952,242)     (191,253)
                                                                         ------------  ------------    ---------
                                                                             620,267     2,023,803       590,483
             10% annual discount factor ................................    (265,983)     (902,458)     (267,059)
                                                                         ------------  ------------    ---------
             Standardized measure of discounted future net cash flows        354,284   $ 1,121,345     $ 323,424
                                                                         ============  ============    =========

                                                                                  Year ended December 31,
                                                                         ---------------------------------------
                                                                             2001           2000          1999
          Changes in Standardized Measure:

             Purchases of minerals-in-place ............................ $    41,752   $   322,552      492,951
             Sales of minerals-in-place ................................     (18,407)            -      (32,000)
             Extensions, Discoveries & Improved Recovery
                  Less Related Costs ...................................     128,055             -
             Sales of Oil & Gas Produced, Net of Production Costs           (144,210)     (103,117)     (31,371)
             Development Costs Incurred ................................      69,511        41,234            -
             Revisions of Prior Estimates
                  Net Changes in Prices and Costs ......................    (822,037)      773,143            -
                  Change in Quantity Estimates .........................    (498,474)      151,665            -
             Accretion of Discount .....................................     112,135        42,753            -
             Net Change in Income Tax ..................................     364,614      (430,309)    (106,156)
                                                                         ------------  ------------   ---------
              Net Change ............................................... $  (767,061)  $   797,921    $ 323,424
                                                                         ============  ============   =========

     The weighted average prices of oil and gas at December 31, 2001 used in the calculation of the standardized measure were $17.66 per barrel for oil and $2.61 per MMBTU for gas, respectively. The weighted average prices of oil and gas at December 31, 2000 used in the calculation of the standardized measure were $24.35 per barrel for oil and $9.41 per MMBTU for gas, respectively. The weighted average prices of oil and gas at December 31, 1999 used in the calculation of the standardized measure were $21.86 per barrel for oil and $2.09 per MMBTU for gas, respectivity.

13.  QUARTERLY FINANCIAL DATA (Unaudited)

    The following are summarized quarterly financial data for the years ended December 31, 2001 and December 31, 2000 (in thousands, except per share data):

                                                                                  Quarter
                                                               -------------------------------------------
                                                                  1st         2nd        3rd       4th
                                                               ---------   ---------   --------   --------
               2001
               ---------------------------------------------
                  Oil and gas sales                            $  54,199   $  48,507   $ 43,006   $ 35,019
                  Production and operating expenses            $  15,141   $  16,013   $ 15,176   $ 13,464
                  Net Income                                   $  17,814   $  11,182   $  5,614   $  1,442

                  Net income per common share
                   Basic                                       $    1.38   $    0.87   $   0.45   $   0.13
                   Diluted                                     $    1.30   $    0.81   $   0.42   $   0.13
                  Weighted-average common shares outstanding      12,878      12,911     12,588     12,534
               2000
               ---------------------------------------------
                  Oil and gas sales                            $  28,988   $  37,330   $ 40,962   $ 42,209
                  Production and operating expenses            $  10,362   $  11,794   $ 12,248   $ 11,968
                  Net Income                                   $   5,151   $   7,591   $  9,414   $ 10,386

                  Net income per common share
                   Basic                                       $    0.49   $    0.57   $   0.71   $   0.83
                   Diluted                                     $    0.35   $    0.54   $   0.66   $   0.74
                  Weighted-average common shares outstanding       9,627      13,269     13,314     13,107